UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 15, 2012

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Star Gold Corp.

(Name of Small Business issuer in its charter)

Nevada	000-52711	27-0348508
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

611 E. Sherman Ave.

Coeur d’Alene ID 83814

(Address of principal executive offices)

208- 755-5374

(Registrant’s telephone number)

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SECTION 3 – SECURITIES AND TRADING MARKETS

ITEM 3.02 UNREGISTERED SALES OF EQUITY SEUCIRITES

The Company intends, by or before the end of February 2012, to close a private placement of its securities which shall include issuing convertible debentures and warrants (the “Placement”).  The Placement will consist of issuing up to one million five hundred thousand dollars ($1,500,000) in five percent (5%) convertible debentures (the “Debentures”).  The Debentures shall be due one (1) year from their original issue date and shall be convertible in to shares of the Company’s common stock, at the conversion price of $.10 per share, at any time before maturity solely at the option of the Company.  The Placement will also include the issuance of warrants (the “Warrants”), to the Debenture holders, giving the holders thereof the ability to purchase, at the exercise price of $.15 per share, one (1) share of common stock of the Company for each share of Company’s common stock issuable to holder upon conversion of the Debentures issued in conjunction with the Warrants.  For example: if a Debenture holder has the ability to receive 100 shares of Star Gold Corp. common stock upon conversion of that holder’s Debenture, then that holder will have the ability, pursuant to the Warrant issued to that holder in conjunction with the issuance of the Debenture, to purchase up to 100 additional shares of the Company’s common stock pursuant to the Warrant.  The Warrants expire one (1) year from their original issue date.  The Company intends to use the proceeds of the Placement to further conduct exploration activities and for general corporate purposes.

As of February 15, 2012, the Company has sold 26, raising a total of $900,000.  There were no underwriting discounts and no commissions were paid in connection with the offering.  The Company relied upon the exemptions available under Rule 506 of Regulation D.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Gold Corp.

/s/ Kelly Stopher

Kelly Stopher

Chief Financial Officer

February 16, 2011